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                                                                    EXHIBIT 5(1)


                              ASSUMPTION AGREEMENT


          AGREEMENT made as of June 28, 1996 between BARNETT BANKS TRUST COMPANY, N.A., a nationally chartered banking institution ("BBTC"), and BARNETT CAPITAL ADVISORS, INC. ("BCA"), a wholly-owned, indirect subsidiary of Barnett Banks, Inc.

          WHEREAS, Emerald Funds is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

          WHEREAS, BBTC has been previously appointed as investment adviser to Emerald Funds pursuant to Investment Advisory Agreements between BBTC and Emerald Funds dated (a) December 7, 1988 with respect to the Treasury Trust and Prime Trust Funds, (b) December 7, 1988 with respect to the Treasury and Prime Funds, (c) April 22, 1992 with respect to the Tax-Exempt Fund and (d) June 28, 1991 (as subsequently amended) with respect to Emerald Funds' several equity and fixed income portfolios (the "Investment Advisory Agreements"); and

          WHEREAS, BBTC has entered into two Sub-Investment Advisory Agreements with Rodney Square Management Corporation each dated April 22, 1992 (a) with respect to the Treasury Trust and Prime Trust Funds and (b) with respect to the Tax-Exempt Fund (the "Sub-Investment Advisory Agreements"); and

          WHEREAS, BBTC and BCA desire to have BCA be the investment adviser with respect to the each portfolio of Emerald Funds pursuant to the Investment Advisory Agreements and Sub-Investment Advisory Agreements.

          NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

          1. BCA hereby assumes all rights and obligations of BBTC under the Investment Advisory Agreements and Sub-Investment Advisory Agreements.

          2. BBTC hereby represents that (i) the management personnel of BBTC responsible for providing investment advisory services to Emerald Funds under the Investment Advisory Agreements and Sub-Investment Advisory Agreements, including the portfolio managers and the supervisory personnel, are employees of BCA where they will continue to provide such services for Emerald Funds, and
(ii) both BBTC and BCA remain wholly-owned subsidiaries of Barnett Banks, Inc. Consequently, BBTC believes

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that the proposed assumption does not involve a change in actual control or actual management with respect to the investment adviser or Emerald Funds.

          3. Both parties hereby agree that this Assumption Agreement shall be attached to and made a part of the Investment Advisory Agreements and Sub-Investment Advisory Agreements.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.



Attest:                       BARNETT BANKS TRUST COMPANY, N.A.


/s/ Rusty Creighton           By /s/ Rebecca S. Allen
--------------------             ----------------------

                              (Authorized Officer)



Attest:                       BARNETT CAPITAL ADVISORS, INC.


/s/ Rusty Creighton           By /s/ Donna L. Terry
--------------------             ----------------------

                              (Authorized Officer)